Exhibit (6)(b)

fORM OF INVESTMENT ADVISORY AGREEMENT—mutual funds
BETWEEN
PALMER SQUARE FUNDS TRUST

AND

Palmer Square Capital Management llc

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”), dated as [•], 2025 , between Palmer Square Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of each series set forth in Appendix A (each a “Fund”) and Palmer Square Capital Management LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, each Fund is a series of the Trust which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to each Fund.

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.         In General. The Advisor agrees, all as more fully set forth herein, to act as investment advisor to the Fund with respect to the investment of the Fund’s assets and to supervise and arrange for the day-to-day operations of the Fund and the purchase of securities for and the sale of securities held in the investment portfolio of the Fund.

2.         Duties and Obligations of the Advisor with Respect to Investment of Assets of the Fund.

(a)         Subject to the succeeding provisions of this section and subject to the direction and control of the Trust’s Board of Trustees (the “Board”), the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Fund’s assets and, in connection therewith, have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) supervise the investment program of the Fund and the composition of its investment portfolio; (iii) arrange, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Fund; (iv) keep the Board fully informed with regard to the Fund’s investment performance and investment mandate compliance; and (v) furnish the Board with such other documents and information as the Board may from time to time reasonably request.

(b)         In performing its duties under this Section 2 with respect to a Fund, the Advisor may choose to delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisors. If the Advisor chooses to do so, such delegation may include but is not limited to delegating the voting of proxies relating to the Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-advisor; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act and provided, further, that no such delegation shall relieve the Advisor from its duties and obligations of management and supervision of the management of the Fund’s assets pursuant to this Agreement and to applicable law. If the Advisor delegates any of its duties and obligations under this Agreement with respect to a Fund to one or more investment sub-advisors, then subject to the requirements of the 1940 Act the Advisor shall have (i) overall supervisory responsibility for the general management and investment of the Fund’s assets; (ii) full discretion to select new or additional investment sub-advisors for the Fund; (iii) full discretion to enter into and materially modify existing sub-advisory agreements with investment sub-advisors; (iv) full discretion to terminate and replace any investment sub-advisor; and (v) full investment discretion to make all determinations with respect to the investment of the Fund’s assets not then managed by an investment sub-advisor. In connection with the Advisor’s responsibilities with respect to any sub-advisor to the Fund, the Advisor shall (x) assess the Fund’s investment focus and investment strategy for the sub-advised portfolio of the Fund; (y) perform diligence on and monitor the investment performance and adherence to compliance procedures of each investment sub-advisor providing services to the Fund; and (z) seek to implement decisions with respect to the allocation and reallocation of the Fund’s assets among one or more current or additional investment sub-advisors from time to time, as the Advisor deems appropriate, to enable the Fund to achieve its investment goals. In addition, the Advisor shall monitor compliance by each investment sub-advisor, if any, of the Fund with the investment objectives, policies and restrictions of the Fund, and review and periodically report to the Board of Trustees of the Fund on the performance of each investment sub-advisor.

3.         Covenants. In the performance of its duties under this Agreement, the Advisor:

(a)         shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Fund, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in its Registration Statement on Form N-1A; and (v) compliance policies and procedures of the Fund adopted by the Board of Trustees of the Fund;

(b)         will, with respect to the Fund’s assets not managed by an investment sub-advisor, place orders either directly with the issuer or with any broker or dealer.  Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the best price and the most favorable execution of its orders.  In placing orders, the Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency.  Consistent with this obligation, the Advisor may select brokers based on the research, statistical and pricing services they provide to the Fund and other clients of the Advisor.  Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder.  A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term.  In no instance, however, will the Fund’s securities be purchased from or sold to the Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

(c)         will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld when the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund;

(d)         will maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board of Trustees in connection with its approval of this Agreement;

(e)         will supply such information to the Board of Trustees of the Trust, as reasonably requested, including without limitation full copies of all letters received by the Advisor during the term of this Agreement from the staff of the U.S. Securities and Exchange Commission regarding its examination of the activities of the Advisor; and

(f)         will use its best efforts to assist the Trust in implementing the Trust’s disclosure controls and procedures and will from time to time provide the Trust a written assessment of its compliance policies and procedures that is reasonably acceptable to the Trust to enable the Fund to fulfill its obligations pursuant to Rule 38a-1 under the 1940 Act.

4.         Services Not Exclusive. Nothing in this Agreement shall prevent the Advisor or any officer, employee or affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5.         Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the Trust are the property of the Trust of the applicable Fund and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.  The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Trust will not object to the Advisor maintaining copies of any such records, including the performance records of the Trust, and will not object to the Advisor using such performance records to promote its services to other accounts, including other fund accounts.

6.         Agency Cross and Rule 17a-7 Transactions. From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy.  The Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent.  This prohibition exists because when the Advisor makes an investment decision on behalf of an advisory client (in contrast to a brokerage client that makes its own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client.  The SEC has adopted a rule under the Advisers Act which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance.  By execution of this Agreement, the Trust authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account, provided that the Advisor agrees that it will not arrange purchases or sales of securities between the Fund and an Account advised by the Advisor unless (a) the purchase or sale is in accordance with applicable law (including Rule 17a-7 under the 1940 Act) and the Trust’s policies and procedures, (b) the Advisor determines that the purchase or sale is in the best interests of the Fund, and (c) the Fund’s Board of Trustees has approved these types of transactions.  The Fund may revoke its consent at any time by written notice to the Advisor.

7.         Fund Expenses. The Fund is responsible for its own expenses, including, but not limited to, investment management fees; costs of transfer agency, custody, fund administration, legal, audit and other services; interest expenses; costs of leverage, borrowing, short sales, securities lending or similar transactions; taxes; brokerage commissions and other expenses incurred in connection with the execution of portfolio transactions on behalf of the Fund; expenses of printing and distributing regulatory reports (e.g., shareholder reports, prospectuses, and statements of additional information) and communications to Fund shareholders; expenses incurred in connection with any distribution plan adopted by the Fund pursuant to Rule 12b-1 under the 1940 Act; insurance and fidelity bond expenses; fees and salaries payable to the Fund’s Board members and officers who are not “interested persons” of the Fund or the Advisor; all expenses incurred in connection with the Board members’ services, including travel expenses and legal fees of Trust counsel and counsel for those members of the Board who are not “interested persons” of the Fund; litigation expenses; and extraordinary expenses not incurred in the ordinary course of business.

8.         Compensation of the Advisor. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Advisor compensation at an annual rate of as set forth in Appendix A, accrued daily and payable monthly in arrears by the 15th business day of the next succeeding month, based upon the average daily net assets of the Fund. The value of the Fund’s assets for this purpose shall be computed in accordance with the Fund’s policies and procedures for calculating its net asset value. In the case of a partial month, compensation will be based on the number of days during the month in which the Advisor provided services to the Fund. The fee payable to the Advisor under this Agreement will be reduced to the extent required by any expense limitation agreement. The Advisor may voluntarily absorb certain Fund expenses or waive all or a portion of its fee. During the term of this Agreement, the Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder.

9.         Advisor’s Liability. The Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by Advisor or by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

10.         Duration and Termination.

(a)         This Agreement will become effective with respect to a Fund and have an initial term as of the corresponding dates set forth in Appendix A, provided that this Agreement will not take effect unless it has first been approved: (i) by a vote of a majority of the Independent Trustees of the Trust (“Independent Trustees”), cast in person (or such other permitted means) at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of each Fund’s outstanding securities. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually (i) by either the Board or by vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of such Fund, and (ii) in either event, by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. Additional Funds may be added to Schedule A by the Trust upon sixty (60) days written notice to the Advisor and only after the approval by the Board of the Trust, including a majority of the Independent Trustees, cast in person at a meeting (or such other permitted means) called for the purpose of voting such approval and, if required under the 1940 Act, a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)         This Agreement may be terminated by the Fund at any time, without the payment of any penalty, upon giving the Advisor 60 days’ notice (which notice may be waived by the Advisor), provided that such termination by the Fund shall be directed or approved (x) by the vote of a majority of the Trustees of the Fund in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or (y) by the Advisor on 60 days’ written notice (which notice may be waived by the Fund).  This Agreement will automatically terminate, without the payment of any penalty in the event this Agreement is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. Notwithstanding the foregoing, during the Interim Period the Board or a majority of the outstanding voting securities of the Fund may terminate this Agreement at any time, without the payment of any penalty, on ten days’ written notice to the Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

11.         Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12.         Amendment of this Agreement. This Agreement may only be amended by an instrument in writing signed by the parties hereto. Any amendment of this Agreement shall be subject to the 1940 Act.

13.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

14.         Use of the Names of the Fund.  The Advisor has consented to the use by the Fund of the name or identifying word “Palmer Square” in the name of the Fund.  Such consent is conditioned upon the employment of the Advisor as the investment advisor to the Fund.  The name or identifying word “Palmer Square” may be used from time to time in other connections and for other purposes by the Advisor and any of its affiliates.  The Advisor may require the Fund to cease using “Palmer Square” in the name of the Fund and in connection with the Fund’s operations if the Fund ceases to employ, for any reason, the Advisor, any successor thereto or any affiliate thereof as investment advisor.

15.         Additional Limitation of Liability. The parties hereto are expressly put on notice that a Certificate of Trust, referring to the Trust’s Agreement and Declaration of Trust, as amended (the “Certificate”), is on file with the Secretary of the State of Delaware. The Certificate was executed by a trustee of the Fund on behalf of the Trust as trustee, and not individually, and, as provided in the Trust’s Agreement and Declaration of Trust, the obligations of the Trust are not binding on the Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, or the particular series in question, as the case may be. Further, the liabilities and obligations of any series of the Trust shall be enforceable only against the assets belonging to such series, and not against the assets of any other series.

16.         Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

17.         Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE TRUST: PALMER SQUARE FUNDS TRUST on behalf of each series set forth in Appendix A severally and not jointly

By:
	Name:	Jeffrey D. Fox
	Title:	Principal Executive Officer

THE ADVISOR: PALMER SQUARE CAPITAL MANAGEMENT LLC

By:
	Name:	Scott A. Betz
	Title:	COO/CCO

Appendix A

Funds	Advisory Fee	Effective Date	Initial Term
Palmer Square Income Plus Fund	0.49%	[•], 2025	[•], 2027

Palmer Square Ultra-Short Duration Investment Grade Fund	0.25%	[•], 2025	[•], 2027

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